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                              IOMEGA CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)


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

                                                       Years Ended December 31,
                                         ---------------------------------------------------
                                            1991      1992        1993      1994      1995
                                         ---------------------------------------------------
Earnings:
  Net income (loss) before income
   taxes and cumulative effect of
   accounting change                      $17,561    $6,145     ($16,656)   $ 26    $11,639
  Fixed charges                               606       763          849     678      2,312
                                         ---------------------------------------------------
                                          $18,167    $6,908     ($15,807)   $704    $13,951
                                         ---------------------------------------------------
                                         ---------------------------------------------------

Fixed charges:
  Interest expense (including
   amortization of debt issuance
   costs)                                      55        54           70      15      1,652
  Estimated interest component of
   rental expense                             551       709          779     663        660
                                         ---------------------------------------------------
                                          $   606    $  763      $   849    $678    $ 2,312
                                         ---------------------------------------------------
                                         ---------------------------------------------------

Ratio of Earnings to Fixed Charges             30.0       9.1        - (a)    1.0        6.0
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(a) For the year ended December 31, 1993, earnings were inadequate to cover fixed charges by $16.7 million.